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Exhibit 99.2

Reno, Nevada (June 11, 2002) Sierra Pacific Resources (NYSE: SRP) said today that a lawsuit has been filed against its two utility subsidiaries by Enron Power Marketing Inc. over a power-supply contract that Enron terminated earlier this year.

"We will vigorously defend against this unwarranted action that tries to drag down innocent companies into the Enron quagmire. We are confident that justice will prevail," said Walter Higgins, Chairman, President and Chief Executive Officer of Sierra Pacific.

Mr. Higgins added, "It is now widely believed that the energy `crisis' which created turmoil in Western power markets during 2000 and 2001 was in no small part the result of questionable activities alleged to have been perpetrated by Enron and certain others. To let Enron profit now as a result of those actions would be an enormous disservice to utilities and to the rate-paying and tax-paying public who have had to bear the costs of such activities."

Enron's legal action, which was filed in the Bankruptcy Court for the Southern District of New York, seeks damages measured by the difference between the contract price for energy deliveries through the summer of 2002 and the current market price for that energy, approximately $307 million as previously reported.

Enron ended power deliveries on May 7 to Sierra Pacific's two utilities, Nevada Power Company and Sierra Pacific Power Company, which provide power to much of Nevada and the Lake Tahoe area of California.

At the time, Sierra Pacific said it was informed by Enron that Enron was taking the action in line with its recently announced new business configuration that did not include arrangements such as its existing contracts with Sierra Pacific's utilities. Enron also indicated that it had exercised what it believed to be its contractual right to end deliveries because of the recent change in the credit ratings of Sierra Pacific's utilities. These terminations contributed to uncertainty over power supplies for Nevada for the summer of 2002.

The Enron contracts covered approximately 10% of purchased power supplies for the combined utilities for the remainder of the year. The contracts which are the basis of Enron's lawsuit are subject to pending complaint proceedings by Nevada Power and Sierra Pacific Power at the Federal Energy Regulatory Commission (FERC) under Section 206 of the Federal Power Act challenging the contract prices as well as to other defenses that the Company intends to pursue. Sierra Pacific and Nevada Power have asserted before FERC that the prices in the power markets when these contracts were entered into were not "just and reasonable" as is required by federal law. Much recent evidence revealed about Enron's power market activities in the western United States during 2000-2001 has been disclosed in connection with pending proceedings at FERC.

In response to the utilities' request, FERC has set the matter for hearing and has appointed an administrative law judge to preside over settlement discussions regarding its existing power-supply contracts.

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Sierra Pacific has been involved in negotiations to replace power supply resulting from the termination by Enron. On Monday, the Company announced power supply agreements with Duke Energy to fulfill consumers' electricity needs during the peak summer period, and Duke agreed to accept a deferred payment program for a portion of the summer costs under its existing power-supply contracts with Nevada Power. In addition, the Company has approached its other continuing power suppliers to obtain extended payment terms that will help the Company overcome short-term liquidity problems.

About Sierra Pacific: Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural. gas transmission partnership and several unregulated energy services companies.

Safe-harbor Language: This press release may contain forward-looking statements regarding the future performance of Sierra Pacific Resources within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, further unfavorable rulings in pending and future rate cases, the ability of the Company to access capital markets in light of recent ratings downgrades, whether suppliers will continue to honor existing power and fuel supply contracts, whether long-term power costs can be lowered through negotiation or administrative proceedings, weather conditions during the summer of 2002 and beyond, operating hazards, uninsured risks and changes in energy-related federal or state legislation and regulations. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filed with the SEC. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.